Exhibit 21.1

SUBSIDIARIES OF MILLIPORE CORPORATION

Company Name	Jurisdiction of Organization
Amicon Ltd.	United Kingdom
Bioprocessing Corporation Limited	United Kingdom
Bioprocessing Limited	United Kingdom
MicroSafe B.V. Millilux S.a.r.L.	Netherlands Luxembourg
Millipart S.a.r.L.	Luxembourg
Millipore Asia Ltd. Millipore Bioscience Caribe Ltd.	Delaware Bermuda
Millipore Korea Co. Ltd.	Korea
Millipore Singapore Pte. Ltd.	Singapore
Millipore Cidra, Inc.	Delaware
Millipore (Canada) Ltd.	Canada
Millipore S.A. de C.V.	Mexico
Millipore GesmbH	Austria
Millipore Kft	Hungary
Millipore S.R.O.	Czech Republic
Millipore Sp.z.o.o.	Poland
Millipore International Holding Company B.V.	Netherlands
Millipore S.A./N.V.	Belgium
Millipore (U.K.) Ltd.	United Kingdom
Millipore S.A.S.	France
Millipore Ireland B.V.	Netherlands
Millipore Dublin International Finance Company	Ireland
Millipore GmbH	Germany
Millipore S.p.A.	Italy
Millipore AB	Sweden
Millipore AS	Norway
Millipore AG	Switzerland
Millipore A/S	Denmark
Millipore Australia Pty. Ltd.	Australia
Millipore Cork	Ireland
Millipore Iberica S.A.	Spain
Millipore Industria E Comercio Ltda.	Brazil
Millipore OY	Finland
Millipore B.V.	Netherlands
Millipore China Ltd.	Hong Kong
Millipore S.a.r.L.	Luxembourg
Millipore Pacific Limited	Delaware
Millipore (Shanghai) Trading Company Ltd.	China
Minerva Insurance Co. Ltd.	Bermuda
MSub	United Kingdom
Nihon Millipore K.K.	Japan
NovAseptic AB	Sweden
NovAseptic France S.A.S.	France
NovAseptic Innovation A/S	Norway
NovAseptic Benelux B.V.	Netherlands
NovAseptic UK Limited	United Kingdom
NovAseptic America Inc.	New Jersey
NovaSeptum AB	Sweden
Protein Separations Ltd.	United Kingdom